RM ADVISER, LLC

REALTYMOGUL®

Apartment Growth REIT

Q1/2025



RealtyMogul
Apartment Growth **REIT**

RealtyMogul Apartment Growth REIT is a non-traded REIT, investing both preferred and joint venture equity in value-add multifamily apartment buildings, with a focus on providing capital appreciation to investors.

KEY OBJECTIVES*

To realize capital appreciation in the value of our investments over the long term; and

To pay attractive and stable cash distributions.

RM ADVISER, LLC

* There is no guarantee that the Company will achieve its objectives.

The use of the terms "RealtyMogul Apartment Growth REIT," the "Company," "we," or "our" in this presentation refers to RealtyMogul Apartment Growth REIT, Inc., unless the context indicates otherwise.

RealtyMogul
Apartment Growth **REIT**

NUMBER OF REAL ESTATE INVESTMENTS[1]	TOTAL NUMBER OF MULTIFAMILY UNITS[1]	TOTAL ASSET VALUE[2]
9	1,519	$230M

Q1 ANNUALIZED DISTRIBUTION RATE[3]	DISTRIBUTION FREQUENCY[3]	CONSECUTIVE DISTRIBUTIONS[3]
4.5%	QUARTERLY	29 QUARTERS
	TAX REPORTING FORM: 1099-DIV	

INCEPTION TO DATE RETURN[4]	FIVE-YEAR RETURN[4]	THREE-YEAR RETURN[4]	ONE-YEAR RETURN[4]
2.1%	0.3%	-6.8%	-16.3%

*All data as of March 31, 2025 unless otherwise specified.

1 Based on the current outstanding investments as of May 30, 2025.

2 Aggregate value of all underlying properties in RealtyMogul Apartment Growth REIT, Inc. based on the most recent internal valuations as of the end of the fiscal quarter upon which our most recently announced net asset value ("NAV") per share is based pursuant to our valuation policies; provided, however, the value of properties underlying investments acquired since the effective date of the most recently announced NAV per share is based on the most recent purchase price of such properties. As with any methodology used to estimate value, the methodology employed by our affiliates' internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. For more information, see the "Description of Our Common Stock – Valuation Policies" section of our offering circular.

3 Distributions in 2023 and 2024 have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. There is no guarantee that stockholders will receive distributions in the future, and the board of directors may declare lower distributions or no distributions at all for any given period.

4 Returns shown reflect the percent change in the NAV per share from the beginning of the applicable period, plus the amount of any distribution per share declared in the period. All returns shown assume reinvestment of quarterly distributions pursuant to RealtyMogul Apartment Growth REIT's distribution reinvestment plan, are derived from unaudited financial information and are net of all RealtyMogul Apartment Growth REIT expenses, including management fees. An individual stockholder's total return may vary from the total return, and there is no assurance that stockholders will be able to realize the estimated NAV per share upon attempting to sell their shares. Past performance is historical and not a guarantee of future results. Returns are annualized using a compounding method and are consistent with the IPA Practice Guideline 2018, as reported in the IPA/Stanger Monitor.

Portfolio Statistics[5]


MARKET TIERS
SECONDARY
62%
PRIMARY
21%
TERTIARY
17%


GEOGRAPHIC REGIONS
MIDWEST
35%
SOUTH
44%
EAST
9%
WEST
12%

RM ADVISER, LLC

5 Based on the then-current outstanding real estate investment amounts as of May 30, 2025.

Distributions

2024 DISTRIBUTION VS.
TAX-EQUIVALENT YIELD


8.00%
7.00%
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
4.50%
7.60%
Apartment Growth REIT Distribution Rate FY 2024
Tax-Equivalent Yield

In 2024, 100% of our distributions were classified as non-dividend distributions, also known as return of capital, which distributions are non-taxable in certain instances.[6,7]

The classification of our distributions as non-dividend distributions is due in part to depreciation and amortization from our real estate investments.[6,7] This is a benefit for our stockholders.[7] Since 100% of distributions in 2024 were classified as non-dividend distributions, stockholders would have otherwise needed a 7.60% return from a taxable investment to match its 4.5% annualized distribution rate for 2024.[6,7,8]

6 Distributions in 2023 and 2024 have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. There is no guarantee that stockholders will receive distributions in the future, and the board of directors may declare lower distributions or no distributions at all for any given period.
7 Non-dividend distributions are generally non-taxable to the extent that they do not exceed a stockholder's tax basis. Non-dividend distributions reduce a stockholder's tax basis in the year the distribution is received, and generally allows a stockholder to defer tax on the amount of the non-dividend distribution that does not exceed the stockholder's tax basis until the stockholder sells its common shares in the Company. Certain non-cash deductions, such as depreciation and amortization, lower the taxable income for dividend distributions. Non-dividend distributions that are tax deferred may permit a stockholder to characterize what would have been ordinary income dividend distributions as non-taxable return of capital. To the extent that the stockholder holds their common shares as a capital asset, the deferred tax may be taxed at capital gains rates when the stockholder sells its common shares in the Company. Stockholders should be aware that a REIT's return on capital percentage may vary significantly in a given year and, as a result, the impact of the tax law and any related advantages may vary significantly from year to year. Each stockholder's tax considerations are different and consulting a tax advisor is recommended. Any of the data provided herein should not be construed as investment, tax, accounting or legal advice.
8 The illustrative example assumes a maximum ordinary tax rate of 37% and includes the 3.8% Medicare surtax that is applied to net investment income above certain thresholds. Stockholders could be subject to state income tax in their state of residence which would lower the after-tax yield received by the stockholder. The illustrative example does not reflect the impact of increasing net operating income ("NOI"); an increasing NOI from higher rents would reduce the amount of non-dividend distributions. Past performance is not indicative of future results. Apartment Growth REITs Annualized Distribution Rate reflects the daily distributions for 12 months ending December 31, 2024. Apartment Growth REITs return of capital was 100% in 2019, 100% in 2020, 0% in 2021, 0% in 2022, 100% in 2023, and 100% in 2024.

Views From Management

$9.75 → $7.77

Last 12 Months NAV Per Share

(March 2024 to March 2025)

4.5%

Average Daily Distributions for the last 12 months[9]

First and foremost, we thank you for your continued trust and partnership. We remain acutely aware of the ongoing market headwinds that have impacted property valuations across the commercial real estate sector, including within our portfolio. While the broader environment remains complex, our team remains focused on managing through these challenges with discipline and a long-term view toward creating value for our investors.

Revisiting NAV Dynamics: Familiar Headwinds with New Pressures Emerging

Our Net Asset Value (NAV) per share reflects the estimated fair value of our portfolio's assets less liabilities, which include the value of our real estate investments, divided by shares outstanding. As in prior quarters, rising operating costs and moderate rental growth have continued to exert downward pressure on property valuations and, in turn, NAV. Specifically, average national year-over-year effective rent growth increased 0.9% in Q1 2025, according to CBRE, reflecting continued but modest rent growth for multifamily housing.

In addition to these familiar headwinds, Q1 2025 also brought the emergence of new and previously muted pressures, including:

Elevated Stress in the Commercial Real Estate Debt Markets

The commercial real estate debt markets continue to exhibit distress, particularly within the CLO and CMBS sectors. As of March 2025, the CLO distress rate stood at 14.4%, a reflection of the significant challenges property owners face in meeting their debt obligations as loans mature.[10]

9 Distributions in 2023 and 2024 have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. There is no guarantee that stockholders will receive distributions in the future, and the board of directors may declare lower distributions or no distributions at all for any given period.
10 CRED iQ March 2025 Report

Views From Management (cont.)

Elevated Stress in the Commercial Real Estate Debt Markets (cont.)

In the CMBS market, the overall delinquency rate increased to 6.65% in March, with the multifamily sector specifically increasing to 5.44%.[11] These trends underscore the mounting difficulties in refinancing or repaying loans at maturity, particularly in a higher interest rate environment with tightened lending standards.

We believe this rising distress in CLO and CMBS markets is a clear indicator of a broader maturity default issue in commercial real estate. The inability of many borrowers to refinance or repay loans at maturity is exerting downward pressure on valuations across the sector. This dynamic reinforces our focus on proactive portfolio management strategies, including careful monitoring of our debt maturities and engaging with lenders to preserve value for our investors in an increasingly challenging market environment.

Expected and Unexpected Consequences of New Tariff Policies

The evolving landscape of global trade has introduced a layer of unpredictability into commercial real estate operations. Tariff policies have been shifting rapidly in recent months, with new and revised measures announced that affect construction materials, property services, and consumer goods. While the precise impact of these changes on our portfolio remains uncertain, we recognize that the associated cost volatility poses both direct and indirect challenges to property valuations and operations.

11 Trepp March 2025 Delinquency Report

Views From Management
(cont.)

Expected and Unexpected Consequences of New Tariff Policies (cont.)

In response, we are maintaining close attention to each policy update to assess potential implications for our portfolio. We are focused on proactive strategies to navigate this unpredictability, including closely monitoring our operating expenses, engaging multiple vendors to secure competitive pricing, and ensuring resident affordability.

Reasons for Long-Term Optimism in Commercial Real Estate

While the current environment presents near-term challenges, we continue to hold a long-term positive view on the fundamentals of commercial real estate and the multifamily sector specifically.

Construction Starts Slowing

On the supply side, new construction activity is expected to slow meaningfully. Following a period of elevated property deliveries with 2024 marking the highest annual number of deliveries on record per Yardi, new multifamily completions dropped from 120,000 units in Q4 2024 to just 71,000 units in Q1 2025. This drop represents a decline of more than 40% quarter-over-quarter.[12]

Furthermore, Yardi Matrix is projecting multifamily construction completions to fall by 31% in 2026 and 43% in 2027 as compared to 2024 before beginning to rebound in 2028 and 2029.[13,14] This slowdown is expected to ease competitive pressures on our existing portfolio, supporting higher occupancy and improved pricing in the medium to long term.

12 CBRE Q1 2025 Multifamily Report
13 Yardi Matrix April 2025 National Multifamily Report
14 Yardi Matrix Q4 2024 Multifamily Supply Forecast

Views From Management (cont.)

U.S. Housing Shortage

This extended period of reduced construction comes at a time when the United States continues to face a structural housing shortage. Research from the National Multifamily Housing Council estimates that the country will need roughly 4.3 million new apartment units by 2035 to meet expected household formation and population growth.[15] With new supply projected to slow meaningfully over the next several years—and a full recovery in construction not expected until 2028 or later—this imbalance between supply and demand is likely to widen.

Long-Term Rent Growth and Occupancy

Despite the near-term challenges of elevated supply in select markets, we believe the long-term outlook for both rent growth and occupancy remains positive.

With construction activity projected to decline meaningfully over the next several years and broader economic conditions stabilizing, rent growth is expected to accelerate in the back half of the decade. Specifically, according to Yardi Matrix, rent growth is projected to strengthen to an annual range of 3% to 4% between 2027 and 2030.[13] This outlook is reinforced by the broader structural housing shortage, which is expected to keep rental housing fundamentals favorable over the long term.

15 National Multifamily Housing Council

Views From Management (cont.)

Elevated Mortgage Rates Reinforcing Renter Demand

In the shorter term, we believe that elevated mortgage rates, at 6.7% as of March 2025 per the Federal Reserve Bank of St. Louis, will continue to reinforce demand for multifamily housing. Homeowners with lower-rate mortgages are increasingly reluctant to sell, given the higher financing costs they would face upon moving, leading to a "lock-in" effect. At the same time, limited new single-family housing construction impacted by high construction costs and persistent material shortages has reduced available options for potential buyers.[16] These factors are expected to sustain higher renter demand in the near to medium term.

We believe these underlying factors position the multifamily sector as one of the most resilient and attractive asset classes over the long term. Our portfolio strategy remains focused on leveraging these fundamentals to deliver sustainable value for our investors.

Looking Ahead

As we navigate the current environment, we remain focused on actively managing through today's valuation pressures while positioning the portfolio for long-term performance. We understand the frustration that ongoing valuation pressure can create for investors, and we do not take these challenges lightly.

16 U.S. Census Bureau Monthly New Residential Construction, April 2025

Views From Management
(cont.)

Looking Ahead (cont.)

We believe the supply-demand dynamics taking shape today set the stage for improved market conditions over the medium to long term. A meaningful slowdown in new construction, paired with a well-documented housing shortage, is expected to ease competitive pressures and support stronger rent growth and occupancy in the years ahead. These factors, combined with our ongoing focus on disciplined portfolio management, position us to navigate near-term volatility while preserving and building long-term value on behalf of our investors.

As part of our proactive approach, we are preserving cash reserves to both support properties in our portfolio during this volatile period and to position ourselves to seize new opportunities as they emerge. As of May 2025, approximately 33% of the REIT is held in cash and liquid securities, providing a strong liquidity position that allows us to act strategically. Occupancy remained steady quarter-over-quarter at 92.0% as of Q1, underscoring the effectiveness of our efforts to maintain stable cash flows amid ongoing market uncertainty. Rent collections also improved, rising 2% quarter-over-quarter to 97%, reflecting the success of our resident engagement initiatives and the integration of cutting-edge technology, including EliseAI, to enhance efficiency and strengthen collection efforts.

We remain committed to transparency and to providing ongoing updates as market conditions evolve. We appreciate your continued confidence and look forward to working together to capture the opportunities that lie ahead.

Geography



9

Real Estate Investments

UNDERLYING REAL ESTATE
SPREAD ACROSS EIGHT STATES

RM ADVISER, LLC

Investment History[17]

MARKET TIERS


TERTIARY
22%
SECONDARY
41%
PRIMARY
37%

GEOGRAPHIC REGIONS


MIDWEST
24%
SOUTH
51%
EAST
11%
WEST
8%
SOUTHEAST
6%

Since inception in August 2017, Apartment Growth REIT has made 17 real estate investments totaling over $53 million. To date, 8 of those investments have successfully paid back in full, totaling over $17 million in principal investment value returned.

17 Based on all historical real estate investments acquired by RealtyMogul Apartment Growth REIT from inception on August 23, 2017 through May 30, 2025.

Distributions



DISTRIBUTIONS

4.5%

Quarterly Distribution

declared during Q1 2025 equated to approximately 4.5% on an annualized basis based upon net asset value.[18]

18 Distributions in 2023 and 2024 have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. There is no guarantee that stockholders will receive distributions in the future, and the board of directors may declare lower distributions or no distributions at all for any given period.

Rent Collection

97%

Q1 2025 RENT COLLECTION

MULTIFAMILY COMMUNITIES

Average quarterly rent collection rate calculation based only on JV Equity investments and excludes preferred equity investments.

During Q1 2025, rent collections for the properties in RealtyMogul Apartment Growth REIT's portfolio averaged 97%, a 2% increase quarter over quarter. Our portfolio consists entirely of multifamily properties, which we believe is an economically resilient asset type that offers optimal risk-adjusted returns.

Occupancy

AVERAGE QUARTERLY Occupancy Rates

Average quarterly occupancy rate calculation based only on JV Equity investments and excludes preferred equity investments.

24Q2	90.5%
24Q3	92.2%
24Q4	92.1%
25Q1	92.0%

Current Renovation Projects

25Q1

PROPERTY	UNITS RENOVATED	TOTAL UNITS TO BE RENOVATED	PERCENT COMPLETE	AVERAGE INCREASE (LEASED UNITS)	RENT INCREASE OVER PRIOR RENTS
NINETY-NINE44	53	260	20.4%	$169/MONTH	19.2%
THE ORION	127	200	63.5%	$331/MONTH	27.7%
BROOKSIDE	14	31	45.2%	$297/MONTH	25.2%
HUNTERS RIDGE	32	132	24.2%	$391/MONTH	24.7%
ROSE HILL TOWNHOMES & VILLAS	44	132	33.3%	$191/MONTH	14.6%
TOTAL / WEIGHTED AVERAGE	**270**	**755**	**35.8%**	**$282/MONTH**	**23.4%**


Walnut





Investment Activity

CURRENT PORTFOLIO OVERVIEW[19]

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	NUMBER OF UNITS	INVESTMENT AMOUNT
BROOKLYN PORTFOLIO	BROOKLYN, NY	11/30/17	MULTIFAMILY	JV EQUITY	112	$3,000,000
NINETY-NINE44 APARTMENTS	DALLAS, TX	9/9/20	MULTIFAMILY	JV EQUITY	260	$4,000,000
THE ORION	ORION TOWNSHIP, MI	3/23/21	MULTIFAMILY	JV EQUITY	200	$5,000,000
SHERWOOD OAKS[20]	RIVERVIEW, FL	11/30/21	MULTIFAMILY	MEMBER LOAN / JV EQUITY	199	$6,522,871
RESTORATION ON CANDLEWOOD[21]	OKLAHOMA CITY, OK	3/21/23	MULTIFAMILY	JV EQUITY	328	$1,108,252
RIDGELINE VIEW TOWNHOMES	VANCOUVER, WA	5/19/23	MULTIFAMILY	JV EQUITY	50	$4,000,000
BROOKSIDE APARTMENTS	RALEIGH, NC	6/30/23	MULTIFAMILY	JV EQUITY	68	$3,000,000
HUNTERS RIDGE	EAST LANSING, MI	12/7/23	MULTIFAMILY	JV EQUITY	170	$5,500,000
ROSE HILL TOWNHOMES & VILLAS	REYNOLDSBURG, OH	9/26/24	MULTIFAMILY	JV EQUITY	132	$1,000,000
TOTAL					**1,519**	**$33,131,123**

19 All data as of May 30, 2025 unless otherwise specified.
20 On January 30, 2024, and January 31, 2025, we made member loans to the joint venture entity in the amount amounts of $202,871 and $2,120,000, respectively. The member loans described above have priority over distributions to Sherwood Oaks Investors and must be paid in full, including accrued interest, before any distributions to holders of common equity.
21 On June 28, 2024 the Preferred Equity position was partially paid down from $5,250,000 to $1,108,252. As of that date the investment type is considered Joint Venture Equity.

Investment Activity

HISTORICAL INVESTMENTS

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	INVESTMENT AMOUNT	DATE SOLD
ASHLAND APARTMENTS	CHICAGO, IL	6/22/18	MULTIFAMILY	PREFERRED EQUITY	$1,440,000	6/6/19
TERRACE HILL APARTMENTS	EL PASO, TX	5/31/19	MULTIFAMILY	JV EQUITY	$3,385,320	11/1/21
VILLAS DE TOSCANA	SAN ANTONIO, TX	1/31/18	MULTIFAMILY	JV EQUITY	$1,000,000	12/20/21
THE CLOVER ON PARK LANE	DALLAS, TX	8/31/17	MULTIFAMILY	JV EQUITY	$4,000,000	1/7/22
AVON PLACE APARTMENTS	AVON, CT	11/1/18	MULTIFAMILY	JV EQUITY	$3,000,000	9/30/22
VILLAS DE SONOMA	FORT WORTH, TX	2/28/18	MULTIFAMILY	JV EQUITY	$1,872,078	10/25/22
VILLAS DEL SOL I & II	PLANO, TX	1/9/18	MULTIFAMILY	JV EQUITY	$1,000,000	12/22/23
LOTUS VILLAGE	AUSTIN, TX	6/25/21	MULTIFAMILY	MEMBER LOAN / JV EQUITY	$4,212,934	5/27/25
TOTAL					**$19,910,332**	


2072

Investment Updates

BROOKLYN PORTFOLIO


Whitney Museum
of American Art
Webster Hall
New York
New York
Stock Exchange
Barclays Center
BROOKLYN
Marine Park

LOCATION:
BROOKLYN, NY

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
11/30/2017

BUSINESS PLAN:
Acquire nine rent-stabilized properties, maximize occupancy and increase rents as allowed.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q1 at 99%, with one vacant unit in the 112-unit portfolio. The real estate company has been leasing, and will continue to lease, units according to the legal rents set by the New York Rent Guidelines Board. For the time period from October 2024 to September 2025, the Rent Guidelines Board has allowed for increases of 2.75% for one-year leases and 5.25% for two-year leases. The loan on the property matures in August 2025. The sponsor is working on refinance options in order to determine the best path forward for the asset.

NINETY-NINE44 APARTMENTS



LOCATION:
DALLAS, TX

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$4,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
9/9/2020

BUSINESS PLAN:
Acquire and renovate a garden-style apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 92%. As of March 2025, the real estate company renovated 53 units. Of those 53 units, 51 have been leased and have achieved an average premium of $169/month, or 19% over prior rents. The real estate company has completed exterior capex work, including landscaping, parking lot repairs, parking lot restriping, trip hazard repairs, laundry room improvements, carport replacement, and fitness center improvements.

Investment Updates

THE ORION



LOCATION:
ORION TOWNSHIP, MI

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$5,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
3/23/2021

BUSINESS PLAN:
Acquire and renovate a garden-style apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 96%. As of March 2025, 127 of the 200 units have been renovated since acquisition. Of those 127 units, 126 have been leased and have achieved an average premium of $331/month, or 27% over prior rents. The real estate company has completed exterior improvements, including the clubhouse remodel, BBQ area, sport court, new exterior paint, new signage, new dog park, parking lot projects, new pool furniture, and irrigation system work.

SHERWOOD OAKS



LOCATION:
RIVERVIEW, FL

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$6,522,871

INVESTMENT TYPE:
MEMBER LOAN/ JOINT VENTURE EQUITY

ACQUISITION DATE:
11/30/2021

BUSINESS PLAN:
Acquire and renovate a garden-style apartment community

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 83%. The capital improvements budget includes solely exterior work as the prior owner previously renovated all unit interiors. The dog park, pool, parking lot, wastewater facility, fitness center, outdoor amenities, drainage, HVAC replacements, and landscaping improvements have all been completed. The senior loan for the property matured in December 2024 and was extended through September 2025. In connection with the loan extension, Apartment Growth REIT made a member loan totaling $2,120,000 to purchase an interest rate cap, fund closing costs, and provide working capital for the property. The real estate company is exploring sale and refinance options prior to the extended maturity date.

Investment Updates

RESTORATION ON CANDLEWOOD



LOCATION:
OKLAHOMA CITY, OK

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$1,108,252

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
3/21/2023

BUSINESS PLAN:
The borrower used the proceeds of the investment to acquire and lease-up a garden-style apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 68% but is leased at 76%. The real estate company is performing regular unit turns as the prior owner previously renovated all unit interiors.

RIDGELINE VIEW TOWNHOMES



LOCATION:
VANCOUVER, WA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$4,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
5/19/2023

BUSINESS PLAN:
Acquire a 2022-built, Class A townhome community and grow revenues by reducing concessions associated with initial lease-up.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 90%. The real estate company is in the process of adding technology packages to the units as part of the business plan to increase rental rates. As of March 2025, 32 units have been renovated out of the 50 scheduled.

Investment Updates

BROOKSIDE APARTMENTS



LOCATION:
RALEIGH, NC

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
6/30/2023

BUSINESS PLAN:
Acquire and renovate a low-rise apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 93%. As of March 2025, 14 of the 31 units have been renovated since acquisition. Of those 14 units, all have been leased and have achieved an average premium of $297/month, or 25% over prior rents. Additionally, the real estate company has completed capex work, including plumbing replacements, siding repairs, exterior paint, and parking lot repairs.

HUNTERS RIDGE APARTMENTS



LOCATION:
EAST LANSING, MI

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$5,500,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
12/7/2023

BUSINESS PLAN:
Acquire and renovate a garden-style apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 94%. As of March 2025, 32 of the 132 units have been renovated since acquisition. Of those 32 units, 29 have been leased and have achieved an average premium of $391/month, or 24% over prior rents. The real estate company has completed signage at the property. Additionally, the real estate company is in the process of completing capex work at the property, including fitness center upgrades and roof repairs.

Investment Updates

ROSE HILL TOWNHOMES & VILLAS



LOCATION:
REYNOLDSBURG, OH

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$1,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
9/26/2024

BUSINESS PLAN:
Acquire and renovate a garden-style apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 89%. As of March 2025, 44 of the 132 units have been renovated since acquisition. Of those 44 units, 36 have been leased and have achieved an average premium of $191/month, or 14% over prior rents. The real estate company has completed clubhouse upgrades and added a dog park. Additionally, the real estate company is in the process of completing capex work at the property, including HVAC replacements, fitness center upgrades, new signage, and other miscellaneous exterior upgrades.

Net Asset Value (NAV)

The NAV per share calculation reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding.

As with any methodology used to estimate value, the methodology employed calculating our NAV per share is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a stockholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share stockholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

*Our offering price per share equals our most recently announced NAV per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). On May 14, 2025, we announced that our NAV per share is $7.77, as of March 31, 2025. Accordingly, effective May 14, 2025, the offering price per share is $7.77. The price per share pursuant to our distribution reinvestment plan will equal our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program will be made at the most recent NAV per share (less any applicable discounts, as set forth in our offering circular).

Price
Per Share
(As of 5/14/25)*
$7.77

NAV
Per Share
(As of 3/31/25)
$7.77

Summary of Risks

Investing in RealtyMogul's Apartment Growth REIT's common shares is speculative and involves substantial risks. The "Risk Factors" section of the offering circular contains a detailed discussion of risks that should be considered before you invest.

These risks include, but are not limited to illiquidity, complete loss of capital, limited operating history, conflicts of interest and blind pool risk. RealtyMogul Apartment Growth REIT's multifamily investments can be subject to specific risks including changes in demographic or real estate market conditions, resident defaults, and competition from other multifamily properties.

The annualized distribution rate is not a guarantee or projection of future distributions, and the board of directors may in the future declare lower distributions or no distributions at all for any given period. While the board of directors is under no obligation to do so, the annualized distribution rate assumes that the board of directors will declare quarterly distributions in the future similar to the distribution disclosed herein.

RM Adviser, LLC, a wholly owned subsidiary of RealtyMogul, is an SEC-registered investment adviser providing investment management services to the Apartment Growth REIT. This is not an offer to sell or the solicitation of an offer to buy any security, which only can be made through official offering documents that contain important information about risks, fees and expenses. Past performance is not indicative of future results. Investment information contained herein has been secured from sources RealtyMogul believes are reliable, but we make no representations or warranties as to the accuracy of such information and accept no liability. We suggest that you consult with a financial advisor, attorney, accountant, and any other professional that can help you to understand and assess the risks associated with any investment opportunity.

This report is for informational and educational purposes only and is not intended to be relied on to make any investment decisions. This report expresses the views of the author as of the date of writing and are subject to change due to market conditions and without notice.

Certain information contained herein constitutes forward-looking statements (including projections, targets, hypotheticals, ratios, estimates, returns, performance, opinions, activity and other events contained or referenced herein), which can be identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "project," "estimate," "intend," "continue" or "believe" or other variations (or the negatives thereof) thereof, including, but not limited to, statements relating to expected rates of return provided to investors; changes in economic conditions generally and the real estate market specifically; and changes in business conditions and the market value of our assets. Due to various risks, assumptions, uncertainties and actual events, including those discussed herein and in the respective analyses, actual results, returns or performance may differ materially from those reflected or contemplated in such forward-looking statements. As a result, you should not rely on such forward-looking statements in making any investment decisions.

Risk Factors

Investing in the Company's common shares is speculative and involves substantial risks. The Company cannot assure you that it will attain its objectives or that the value of its assets will not decrease. Therefore, you should purchase these securities only if you can afford a complete loss of your investment.

You should carefully review the "Risk Factors" section of the Offering Circular which contains a detailed discussion of the material risks that you should consider before you invest in the common shares, a summary of which is provided below

Risk Factors:

- We depend on our Manager to select our investments and conduct our operations. We pay fees and expenses to our Manager and its affiliates that were determined as between related parties, and therefore we do not have the benefit of arm's length negotiations of the type normally conducted between unrelated parties. These fees increase your risk of loss. In addition, we can offer no assurance that our Manager will remain our investment manager.
- Some of the investments in which we will invest will be acquired by our affiliates, RM Communities, LLC ("RM Communities") or Realty Mogul Commercial Capital, Co. ("RMCC"), each of which, in their acquisition capacity, may be referred to as an RM Originator in this offering circular. We may purchase investments directly from an RM Originator. The RM Originator may also receive profit participation fees and/or other fees with respect to investments in which we invest. A portion of these fees may be paid to personnel affiliated with our Manager for their roles in the investment opportunity. While these fees will not be paid by the Company or its investors, they may incentivize our Manager to make investments on our behalf that are riskier than we might otherwise make and thereby indirectly have the effect of lowering the return our investors would receive in the absence of these fees.
- We have limited operating history, and there is no assurance that we will achieve our investment objectives.
- This is a "blind pool" offering because, as of the date of this offering circular, we have not identified all of the investments we will make with the net proceeds of this offering. Depending on our progress in funding investments at the time of your purchase, you may not be able to evaluate the economic merit of all of our investments. You will have to rely entirely on the ability of our Manager to select suitable and successful investment opportunities.
- Our ability to implement our investment strategy is dependent, in part, upon RM Securities' ability to successfully execute sales of shares of our common stock on the Realty Mogul Platform, as defined below, which makes an investment in us more speculative.
- There are conflicts of interest between us, our Manager and its affiliates.

Risk Factors

- Our Manager's executive officers, and key real estate professionals are also officers, directors, managers and/or key professionals of Realty Mogul, Co. and its affiliates. As a result, they will face conflicts of interest, including time constraints and other conflicts created by our Manager's compensation arrangements with us and other affiliates of Realty Mogul, Co.
- Our Sponsor and Manager sponsors and advises, respectively, RealtyMogul Income REIT, LLC, a real estate program substantially similar to us, and they sponsor and advise additional companies that may compete with us, and neither our Sponsor nor our Manager has an exclusive management arrangement with us.
- By purchasing shares in this offering, you are bound by the arbitration provisions contained in our subscription agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis.
- This offering is being made pursuant to recently adopted rules and regulations under Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested.
- If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.
- Our Manager may change our targeted investments and asset allocation without stockholder consent, which could result in investments that are different from, and possibly riskier than, those described in this offering circular.
- Although our goal is to fund the payment of distributions solely from cash flow from operations, we have paid, and may continue to pay, distributions from other sources, including net proceeds of this offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. In any event, we intend to make annual distributions as required to comply with real estate investment trust ("REIT") distribution requirements and avoid U.S. federal income and excise taxes on retained income. We have not established a minimum distribution payment level. The amount of our distributions may fluctuate and may be adversely affected by a number of factors, including the risk factors in this offering circular.
- The internal accountants or asset managers of our Manager or its affiliates will calculate our NAV on a quarterly basis using valuation methodologies that involve subjective judgments and estimates. As a result, our NAV may not accurately reflect the actual prices at which our commercial real estate assets and investments, including related liabilities, could be liquidated on any given day.

Risk Factors

- Our charter does not require the board of directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require the board of directors to list our shares for trading by a specified date. No public market currently exists for our shares of common stock. Unless our shares of common stock are listed on a national securities exchange, you may not have the opportunity to sell your shares. If you are able to sell your shares, you may have to sell them at a substantial loss. We do not currently intend to list our shares of common stock on a national securities exchange, and no market for our shares of common stock may develop.
- If we fail to qualify as a REIT for U.S. federal income tax purposes and no relief provisions apply, we would be subject to entity-level federal income tax and, as a result, our cash available for distribution to our stockholders and the value of our shares could materially decrease.
- We may be subject to adverse legislative or regulatory tax changes.
- We will attempt to manage our portfolio so that we are not required to register as an investment company, such as a mutual fund. This may result in us not making potentially profitable investments, or in us disposing of investments at times that we otherwise would prefer to hold those investments.
- Our direct investments in commercial real estate and other select real estate-related assets will be subject to risks relating to the volatility in the value of the underlying real estate, default on underlying income streams, fluctuations in interest rates, and other risks associated with debt and real estate investments generally. These investments are only suitable for sophisticated investors with a high-risk investment profile. Our investment strategy involves leverage. These investments may not be suitable for investors with lower risk tolerances.
- Our Manager, its principals and/or its other affiliates may continue to sponsor and offer other real estate investment opportunities, including additional blind pool equity offerings similar to this offering, on the Realty Mogul Platform, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business.
- The terms of the management agreement (including our Manager's rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm's length.
- The board of directors may, without stockholder consent unless otherwise required by law, determine that we should engage in a roll-up or other similar transaction where we acquire other entities, including entities affiliated with the board of directors. Similarly, the board of directors may, without stockholder consent unless otherwise required by law, determine that we should list our shares on a national securities exchange.

Risk Factors

- Affiliates of our Sponsor and our Manager are engaged in selling investment opportunities to individuals and institutions outside of the Company, some of which may compete with the Company. There may be a conflict of interest in this arrangement because, among other things, the economic return to the entities or their respective personnel may be greater in selling opportunities to these competitive interests rather than to the Company.

- The compensation arrangements for our Manager, its affiliates and the personnel of our Managers and its affiliates may provide them an incentive to increase leverage in the Company or its investments, which may increase risk and volatility in the Company's performance.

Previous Quarterly Reports

If you are looking for previously shared Apartment Growth REIT Quarterly Reports, you may find them here:

1. **Q4 2024 Apartment Growth REIT Quarterly Report**
2. **Q3 2024 Apartment Growth REIT Quarterly Report**
3. **Q2 2024 Apartment Growth REIT Quarterly Report**
4. **Q1 2024 Apartment Growth REIT Quarterly Report**